Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2024
February 20, 2025

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s fourth quarter and full year 2024 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Fourth Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on February 27, 2025. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
To begin today, I would like to extend my gratitude to all the Trinity employees for delivering strong financial results in 2024 and demonstrating the power and potential of the Trinity platform. Our full year adjusted EPS of $1.82 represents a 32% year over year increase, driven by higher lease rates, significantly improved margin performance, and an increased volume of external repairs. We concluded the year with an Adjusted ROE of 14.6%, within our target range, and cash flow from operations with net gains on lease portfolio sales of $645 million, reflecting a 65% increase over 2023.

During our 2024 Investor Day last June, we emphasized that a less volatile operating environment combined with the reduced cyclicality of our platform, would optimize our returns through the cycle. We believe our 2024 results provide solid evidence of our ability to consistently perform.
I would also like to say a few words about our safety performance. Safety is a core value for Trinity, and we have continued to demonstrate incremental year over year improvements in safety metrics in each of the last several years, achieving approximately half the industry average of incidents for manufacturing.
As we look forward to 2025, we remain confident in the strength of our leasing business, especially in light of the balanced market conditions. While there are ongoing pressures on manufacturing driven by macroeconomic forces, this environment favors our existing assets. We believe that moderated additions to the industry railcar fleet will enable us to continue pricing our existing fleet upward, thereby improving returns for our business.
Today, I will discuss current market observations, provide specifics from our business segments, and then pass the call to Eric to discuss financial results and provide our thoughts and guidance for 2025 expectations. Let’s start with a market update.
Market Update
For the full year 2024, the industry delivered just under 43,000 railcars and received orders for 25,000 railcars. We believe 2024 attrition levels were just below 40,000 and expect to see these levels increase over the next few years, with concentration in box cars and covered hoppers. The industry backlog stands at approximately 34,000 railcars, with Trinity’s backlog comprising about 47% of the total, including our multi-year order. We continue to anticipate industry deliveries of about 120,000 railcars for the planning period of 2024 through 2026. As Eric will discuss in our guidance section, we expect a step down in industry deliveries for 2025. However, as previously stated, we foresee this railcar build cycle being narrower than previous cycles, characterized by lower peaks and higher floors. We believe the muted order volume in 2024 was influenced by uncertainties surrounding the election and, more recently, tariff implications. Nevertheless, 2025 inquiry levels have been elevated, and we anticipate an acceleration in orders as policy changes become more explicit.
We have seen positive volume signals in the agricultural, chemicals, and intermodal segments. Additionally, we have visibility into replacement opportunities for vehicular flats, grain cars, and small general service tank cars.

The railcar industry and the broader industrial economy are currently influenced by numerous macroeconomic forces. Despite these challenges, we remain confident in our internal projections for railcar production. More importantly, we are committed to maintaining the utilization and returns of our lease fleet, driving value for shareholders.
Segment Performance
I would now like to provide some segment highlights, beginning with the Railcar Leasing and Services segment, which includes our leasing business, maintenance business, and digital and logistics services businesses.
Leasing and Services
Our Leasing and Services business continues to perform favorably, and we anticipate this trend to persist in 2025. In the fourth quarter, the Leasing and Services segment generated revenues of $287 million and a segment operating profit of $121 million, with a margin of 42.0%. Gains on portfolio sales in the quarter amounted to $21 million.
For the full year 2024, leasing segment revenue of $1.1 billion increased by $102 million year over year as we continued to re-price our lease fleet upward. We also observed favorable year over year results in our maintenance business, with an increased volume of external repairs.
Our forward-looking metrics also remain favorable. We concluded the year with a Future Lease Rate Differential, or FLRD, of 24.3% and a lease fleet utilization rate of 97.0%. Our renewal success rate was 77% in the fourth quarter, which we believe indicates that the market remains balanced, allowing us to continue to push pricing upward. We have now re-priced just over half our fleet in a double-digit FLRD environment, indicating that we still have ample runway for further pricing improvement.
Full year lease portfolio sales were $361 million, with gains of $57 million. As expected, these gains were slightly lower than in 2023 but still represent a very healthy secondary market.
Trinity’s full year net lease fleet investment was $181 million, slightly below our guidance range of $200 to $300 million. Our volume of railcar sales exceeded expectations, as the secondary market has remained favorable.
Rail Products
Trinity delivered 3,760 railcars in the fourth quarter bringing the total for the year to 17,570. We received orders for 7,685 railcars in 2024, resulting in a year-end backlog of $2.1 billion. As mentioned at the top of the call, we expect to see orders accelerate as certainty improves in the market around policy decisions and impact. I am proud of the performance in this segment. Despite relatively flat revenue, operating profit of $189 million increased by 68% compared to 2023. Our full year operating margin of 7.8% was at the high end of our guidance range of 6% to 8%, representing a 330 basis point improvement over 2023.
Our parts business also performed exceptionally well in 2024. As previously noted, we are focused on expanding our parts business to support our lease fleet and maintenance network, and we continue to identify promising opportunities for growth and improvement in this business.
Conclusion
Eric will provide guidance for 2025, but I wanted to share some high-level thoughts on our current operating environment. As you have heard from other companies this earnings cycle, our customers are deferring investment decisions until there is greater certainty and clarification regarding the regulatory environment, including tariffs. We remain engaged and informed about the potential impact tariffs may have on our manufacturing business. Given the uncertainty and resulting investment delays, our 2025 guidance includes a $0.30 EPS range to account for various scenarios and the timing of investment decisions. If the tariff uncertainty continues, resulting in further delays in railcar orders, there may be additional risk to our guidance.
That being said, we also own or manage approximately 144,000 railcars, and our primary focus is on improving the returns from these valuable assets. I will now turn the call over to Eric to discuss our financial statements, our performance against our longer-term targets, and our high-level guidance on expectations for 2025.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. I will begin by discussing our fourth quarter and full year financial statements, starting with the income statement.
Income Statement
Fourth quarter consolidated revenues of $629 million reflect lower deliveries and higher eliminations as 36% of quarterly deliveries were added to our lease fleet. For the full year, revenues were $3.1 billion, representing a slight improvement over 2023. For the full year, 20% of deliveries were delivered to our lease fleet.

As Jean noted, operating profit significantly improved in 2024, driven primarily by margin improvement in the Rail Products Group, partially offset by lower full year gains on railcar sales and higher eliminations.
We benefited in the quarter from a lower than expected tax rate. For the full year, our effective tax rate was 22.7%.
Fourth quarter adjusted EPS was $0.39, and full year adjusted EPS was $1.82, representing a 32% improvement over 2023 and reflecting strong operating performance. I would like to reiterate Jean’s earlier point that this significant earnings improvement occurred despite a flat delivery and revenue environment. This is encouraging, as it demonstrates that our platform has the ability to generate strong returns in a flat economic cycle.
Moving to the cash flow statement, full year cash flow from continuing operations was $588 million. Net fleet investment for the year was $181 million, which included $542 million of fleet additions and enhancements, offset by $361 million in secondary market sales.
We returned $114 million to shareholders in 2024, comprised of $93 million through dividend payments and $21 million in share repurchases. In December, we announced a $0.02 increase to our quarterly dividend, which is now $0.30 per share. This represents a dividend yield of approximately 3.4% based on the year-end stock price and reinforces our commitment to dividend growth. We have consecutively paid a dividend for over 60 years.
Our wholly-owned lease fleet loan-to-value ratio was 67.6% in the fourth quarter, within our target range of 60% to 70%.
Three-Year Targets
At our Investor Day in June, we provided longer term guidance for the period of 2024 to 2026. Having completed the first year of this planning period, I would like to provide an update on our progress against our investor day targets.
First, we set a three-year goal for net fleet investment of $750 million to $1 billion. In 2024, our net fleet investment was $181 million. As Jean mentioned, the secondary market proved stronger than expected, and we capitalized on this in 2024. Our 2025 guidance of $300 million to $400 million aligns us with the three-year run rate.
Second, we introduced a cash metric that encompasses cash flow from operations with net gains on lease portfolio sales, with a three-year target of $1.2 billion to $1.4 billion. In 2024, cash flow from continuing operations was $588 million, and we recorded gains on railcar sales of $57 million. Combined, cash flow from operations and gains on lease portfolio sales amounted to $645 million for 2024. Cash flow was strong in 2024, and gains exceeded initial forecasts. Therefore, we believe we are in a favorable position to achieve this three-year target.
Finally, we stated that we expect our Adjusted Return on Equity to be in the range of 12% to 15% over the three-year planning period. We concluded 2024 with an Adjusted ROE of 14.6%, a significant increase from our 2023 Adjusted ROE of 11.2%. In 2023, we significantly improved our asset turnover and balance sheet optimization. In 2024, we improved our net profit margin, driving our Adjusted ROE up by 30% compared to 2023. We expect Adjusted ROE to remain within the target range in 2025.
Overall, we are on track to meet our longer term targets. We continue to believe these three targets highlight where we can create value as a business: investment in our fleet; durable cash flow generation; and optimized returns throughout the economic cycle.
Guidance
Moving to 2025 guidance, as Jean mentioned, we have observed delays in ordering decisions due to uncertainty around tariffs and a relatively flat US industrial production.
•Given these realities, we expect 2025 industry deliveries of approximately 35,000 railcars, which is about 20% lower than 2024 deliveries.
◦We continue to believe that industry deliveries over the three-year period will be around 120,000 railcars, meaning we expect to see backlogs grow this year as the industry plans for more deliveries in 2026.
•Our fourth quarter results reflect decisions made late in the year to prepare for a lower delivery environment. In addition to making changes to the corporate cost structure, our facilities also improved their cost structure with enhancements in efficiency, productivity, and supply chain management, as well as a continued focus on automation.
◦We expect lower SE&A costs in 2025 as compared to 2024, split among the segment results and corporate cost reductions. The total effect will be approximately $40 million of SE&A cost savings, including lower incentive compensation.
•In 2025, we expect net lease fleet investment of $300 to $400 million, in support of our three-year targets and reflecting a higher percentage of deliveries going into our fleet and fewer secondary market railcar sales.

•We expect manufacturing capital expenditures of $45 to $55 million this year.
•Finally, we are introducing our 2025 EPS guidance at a range of $1.50 to $1.80 per share.
•In the Leasing and Services segment, we expect segment operating margins inclusive of gains between 38% and 41% to reflect continued strength in lease rates. We expect gains on lease portfolio sales to be between $40 to $50 million.
•In the Rail Products segment, guidance assumes lower new railcar deliveries and approximately 30% of the deliveries going into our lease fleet, with a full year segment margin between 7% and 8%.
•We expect a tax rate of approximately 25% to 27% for the full year.
In conclusion, we are confident that 2025 will be a year of continued strength for our Leasing and Services business. Our focus remains on enhancing returns from our lease fleet while carefully managing production activity to ensure the fleet remains in balance. Leveraging our unique position as both a lessor and a manufacturer, we are attuned to market needs and are maintaining flexibility to adapt swiftly to changes in the market. We look forward to sharing our progress with you and appreciate your support.
Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
I want to thank everyone for your time today. While there is still a lot of uncertainty around government policy and how it may impact our business, we believe that our 2025 performance will demonstrate the strength of our platform and our ability to generate strong returns and consistent margin performance. So, we look forward to sharing our first quarter progress and results with you on our next earnings call.